Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 22, 2020, pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of August 22, 2020 and as amended on November 6, 2020, by and among Yumanity Therapeutics, Inc. (formerly known as Proteostasis Therapeutics, Inc.) (“Proteostasis” or the “Company”), Yumanity, Inc. (formerly known as Yumanity Therapeutics, Inc.) (“Yumanity”) and Pangolin Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), the Company completed the previously announced merger transaction with Yumanity, pursuant to which Merger Sub merged with and into Yumanity, with Yumanity surviving such merger as a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, and immediately prior to the Effective Time, the Company effected a reverse stock split of the Company Common Stock at a ratio of 1:20 (the “Reverse Stock Split”). Following the Merger, the Company changed its name from “Proteostasis Therapeutics, Inc.” to “Yumanity Therapeutics, Inc.,” Yumanity changed its name from “Yumanity Therapeutics, Inc.” to “Yumanity, Inc.” and the business conducted by the Company became primarily the business conducted by Yumanity, which is a clinical stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases.

Following the Merger, on December 22, 2020, pursuant to the Subscription Agreement (the “Subscription Agreement”), dated as of December 14, 2020, by and among the Company and the purchasers named therein (“Purchasers”), the Company completed the previously announced sale of 1,460,861 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”) for approximately $33.6 million to the Purchasers in a private placement (the “Private Placement”). Following the Merger and the Private Placement, the Company had 10,094,783 shares of Company Common Stock issued and outstanding. The following unaudited pro forma combined financial information also gives effect to the Private Placement.

In the unaudited pro forma combined financial information, Yumanity was determined to be the accounting acquirer for the merger (refer to Note 1 for a description of the transaction) and the transaction has been accounted for as an asset acquisition under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (referred to as “ASC 805”).

Yumanity was determined to be the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the merger, including: (1) stockholders of Yumanity own approximately 70.3% of the voting interests of the combined organization immediately following the closing of the merger (on a fully diluted basis); (2) the majority of the board of directors of the combined organization will be composed of directors designated by Yumanity under the terms of the merger; and (3) existing members of Yumanity’s executive management team will retain those executive roles for the combined organization.

The unaudited pro forma condensed combined balance sheet assumes that Yumanity’s corporate reorganization from a limited liability company (“LLC”) to a corporation, the Merger and the Private Placement were consummated as of September 30, 2020 and combines the historical balance sheets of Proteostasis and Yumanity as of such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 assumes that the Yumanity corporate reorganization from a LLC to a corporation, the Merger and the Private Placement were consummated as of January 1, 2019 and combines the historical results of Proteostasis and Yumanity for the respective periods presented. The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X in place at the time the Company was required to file a Form 8-K announcing the completion of the Merger transaction. The combined historical financial statements of Proteostasis and Yumanity have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined organization’s results.

Proteostasis’ assets will be measured and recognized at their relative fair value as of the transaction date with any value associated with in process research and development (“IPR&D”) being expensed as there is no alternative future use, and combined with the assets, liabilities and results of operations of Yumanity after the consummation of the merger.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The accounting for the merger requires the valuation of the acquired assets and liabilities including IPR&D, the lease right of use asset and the final calculation of net working capital for Proteostasis. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined organization’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Proteostasis and Yumanity been a combined organization during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Proteostasis and Yumanity The audited consolidated financial statements of Proteostasis are included in Proteostasis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2020. and Proteostasis’ unaudited consolidated financial statements as of and for the nine months ended September 30, 2020 and 2019 in the Form 10-Q filed with the SEC on November 16, 2020. Yumanity’s historical audited consolidated financial statements for the years ended December 31, 2019 and 2018 are included in Exhibit 99.4 in this Current Report on Form 8-K and Yumanity’s historical unaudited condensed consolidated financial statements as of September 30, 2020 and for each of the nine months ended September 30, 2024 and 2019 are included as Exhibit 99.5 in this Current Report on Form 8-K.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Proteostasis may materially vary from those of Yumanity. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management is in the process of performing a final review of Proteostasis’ accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Proteostasis’ results of operations or reclassification of assets or liabilities to conform to Yumanity’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2020

(in thousands)

	Yumanity Holdings, LLC	Proteostasis Therapeutics, Inc.	Pro Forma Merger Adjustments	Note 4	Pro Forma Combined	Pro Forma Private Placement Adjustments	Note 5	Pro Forma Combined (including Private Placement)
Assets
Current assets
Cash and cash equivalents	$27,384	$35,752	$—		$63,136	$31,694	A	$94,830
Marketable securities	3,597	5,000	—		8,597	—		8,597
Prepaid expenses and other current assets	1,429	821	—		2,250	—		2,250

Total current assets	32,410	41,573	—		73,983	31,694		105,677
Property and equipment, net	609	268	—		877	—		877
Operating lease right-of-use assets	9,321	11,682	5,566	F	26,569	—		26,569
Restricted cash	100	828	—		928	—		928
Deferred transaction costs	1,412	—	(1,412)	B	—	—		—
Deposits	379	—	—		379	—		379

Total assets	$44,231	$54,351	$4,154		$102,736	$31,694		$134,430

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,522	$882	$—		$3,404	$—		$3,404
Accrued expenses and other current liabilities	4,120	3,670	8,456	B, C	16,246	—		16,246
Deferred revenue	11,693	—	—		11,693	—		11,693
Current portion of long-term debt	1,144	—	—		1,144	—		1,144
Operating lease liabilities	3,483	1,231	—		4,714	—		4,714
Current portion of finance lease obligatoin	182	—	—		182	—		182
Short-term borrowings	—	369	—		369	—		369

Total current liabilities	23,144	6,152	8,456		37,752	—		37,752
Long-term debt, net of discount and current portion	14,836		—		14,836	—		14,836
Operating lease liability, net of current portion	6,071	11,109	—		17,180	—		17,180
Finance lease obligation, net of current portion	13	—	—		13	—		13
Deferred revenue, net of current portion	—	—	—		—	—		—
Other long-term liabiilities	189	3	—		192	—		192

Total liabilities	44,253	17,264	8,456		69,973	—		69,973

Preferred units	103,949		(103,949)	A, F, H	—	—		—
Stockholders’ / Members’ equity (deficit):
Defaulting series B preferred units	288	—	(288)	A, F, H	—	—		—
Member units	6,886	—	(6,886)	A, F, H	—	—		—
Common stock	—	52	(43)	H	9	1		10
Additional paid-in capital	—	400,635	(228,921)	F	171,714	31,693	A	203,407
Accumulated other comprehensive income	—	—	—		—	—		—
Members’ deficit	(111,145)	—	111,145	A, G	—	—		—
Accumulated deficit	—	(363,600)	224,640	G	(138,960)	—		(138,960)

Total stockholders’ / Members’ equity (deficit)	(103,971)	37,087	99,647		32,763	31,694		64,457

Total liabilities and stockholders’ equity (deficit)	$44,231	$54,351	$4,154		$102,736	$31,694		$134,430

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2020

(in thousands, except share and per share amounts)

	Yumanity Holdings, LLC	Proteostasis Therapeutics, Inc.	Pro Forma Adjustments	Note 4	Pro Forma Combined	Pro Forma Private Placement Adjustments	Note 5	Pro Forma Combined (including Private Placement)
Revenue	$3,308	$—			$3,308	$—		$3,308
Operating Expenses:
Research and development	14,457	12,342	—		26,799	—		26,799
General and administrative	8,356	14,890	(5,123)	C, E	18,123	—		18,123

Total operating expenses	22,813	27,232	(5,123)		44,922	—		44,922

Loss from operations	(19,505)	(27,232)	5,123		(41,614)	—		(41,614)
Interest expense	(1,410)	(13)	—		(1,423)	—		(1,423)
Change in fair value preferred unit warrant liability	72	—	—		72	—		72
Interest income and other income (expense), net	21	305	—		326	—		326

Loss before tax	(20,822)	(26,940)	5,123		(42,639)	—		(42,639)
Income tax benefit (expense)	—	—	—		—	—		—

Net loss	$(20,822)	$(26,940)	$5,123		$(42,639)	$—		$(42,639)

Net loss per share, basic and diluted	$(1.38)	$(0.52)			$(4.16)			$(3.56)

Weighted-average common shares outstanding, basic and diluted	10,257,469	52,157,355		I	8,632,301			10,093,162

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

(in thousands, except share and per share amounts)

	Yumanity Holdings, LLC	Proteostasis Therapeutics, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined	Pro Forma Private Placement Adjustments	Note 5	Pro Forma Combined (including Private Placement)
Revenue	$—	$5,000	$—		$5,000	$—		$5,000
Operating Expenses:
Research and development	22,969	52,319	—		75,288	—		75,288
General and administrative	7,062	13,835	596	E	21,493	—		21,493

Total operating expenses	30,031	66,154	596		96,781	—		96,781

Loss from operations	(30,031)	(61,154)	(596)		(91,781)	—		(91,781)
Interest expense	(1,209)	—	—		(1,209)	—		(1,209)
Change in fair value preferred unit warrant liability	12	—	—		12	—		12
Interest income and other income (expense), net	19	2,029	—		2,048	—		2,048

Loss before tax	(31,209)	(59,125)	(596)		(90,930)	—		(90,930)
Income tax benefit (expense)	—	—	—		—	—		—

Net loss	$(31,209)	$(59,125)	$(596)		$(90,930)	$—		$(90,930)

Net loss per share, basic and diluted	$(3.04)	$(1.16)			$(10.60)			$(9.05)

Weighted-average common shares outstanding, basic and diluted	10,269,021	51,139,531		I	8,581,410			10,042,271

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

All amounts below are in thousands, unless specifically noted otherwise, except share and per share amounts.

1. Description of Transaction

On December 22, 2020, the Company completed the Merger pursuant to the Merger Agreement. In connection with the Merger, and immediately prior to the Effective Time, the Company effected a reverse stock split of the Company Common Stock at a ratio of 1:20 (the “Reverse Stock Split”). Also, in connection with the Merger, the Company changed its name from “Proteostasis Therapeutics, Inc.” to “Yumanity Therapeutics, Inc.” (the “Name Change”) and the business conducted by the Company became primarily the business conducted by Yumanity, which is a clinical stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases.

At the Effective Time, each outstanding share of Yumanity common stock was converted into the right to receive 0.2108 (the “Exchange Ratio”) shares of Company Common Stock, as set forth in the Merger Agreement. The Exchange Ratio was determined based on the total number of outstanding shares of Company Common Stock and Yumanity common stock, each on a fully diluted basis, and the respective valuations of Yumanity and the Company at the time of execution of the Merger Agreement. In connection with the Merger, the Company also assumed certain outstanding Yumanity warrants and Yumanity stock options under Yumanity’s Amended and Restated 2018 Stock Option and Grant Plan (the “2018 Yumanity Plan”), with such stock options and warrants henceforth representing the right to purchase a number of shares of Company Common Stock equal to the Exchange Ratio multiplied by the number of shares of Yumanity’s common stock previously represented by such stock options and warrants, as applicable, with a proportionate adjustment in exercise price. In connection with the Merger, the Company also assumed the 2018 Yumanity Plan.

Immediately following the Effective Time, there were approximately 9,775,662 shares of Company Common Stock outstanding (post Reverse Stock Split) on a fully diluted basis (including outstanding options, warrants and similar contracts). Immediately following the Effective Time, the former stockholders of Yumanity held approximately 70.3% of the outstanding shares of Company Common Stock on a fully diluted basis and the former stockholders of the Company held approximately 29.7% of the outstanding shares of Company Common Stock on a fully diluted basis (in each case excluding equity incentives available for grant).

Following the Merger, on December 22, 2020, pursuant to the Subscription Agreement (the “Subscription Agreement”), dated as of December 14, 2020, by and among the Company and the purchasers named therein (“Purchasers”), the Company completed the previously announced sale of 1,460,861 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”) for approximately $33.6 million to the Purchasers in a private placement (the “Private Placement”). Immediately following the closing of the Private Placement, there were approximately 11,236,523 million shares of Company Common Stock outstanding on a fully diluted basis (including outstanding options, warrants and similar contracts), of which (i) the former stockholders of Yumanity owned approximately 61% of the Company Common Stock, (ii) the former stockholders of the Company owned approximately 26% of the Company Common Stock and (iii) the Purchasers owned approximately 13% of the Company Common Stock.

In connection with the Merger, the Company entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with Shareholder Representative Services LLC as representative of the Company stockholders or deemed Company stockholders that are to receive CVRs. The CVR Agreement entitles each holder of Company Common Stock as of immediately prior to the effective time of the Merger (the “Effective Time”) to receive certain net proceeds, if any, derived from the grant, sale or transfer of rights of the CF Assets (as defined in the CVR Agreement) completed prior to the Effective Time or during the 9-month period after the Effective Time (with any potential payment obligations continuing until the 10-year anniversary of the closing of the Merger Agreement). The contingent value rights are not transferable, except in certain limited circumstances as provided in the CVR Agreement, will not be certificated or evidenced by any instrument and will not be registered with the Securities and Exchange Commission (“SEC”) or listed for trading on any exchange. The CVR agreement became effective at Closing and will continue in effect until the payment of all amounts payable thereunder or, if no CF Asset sale is completed, at the nine-month anniversary of the Effective Time. There can be no assurances that there will be a qualifying grant, sale or transfer of the CF Assets or that any proceeds will result therefrom.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 in place at the time the Company was required to file a Form 8-K announcing the completion of the Merger transaction and by using the acquisition method of accounting in accordance with the asset acquisition accounting guidance set forth in ASC 805. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine months ended September 30, 2020 and the year ended December 31, 2019, give effect to the Yumanity Reorganization, Merger, the Reverse Stock Split and the Private Placement as if it had been consummated on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives effect to Yumanity’s corporate reorganization from a LLC to a corporation, the Merger, the Reverse Stock Split and the Private Placement as if it had been consummated on September 30, 2020. Based on Yumanity’s preliminary review of Yumanity’s and Proteostasis’ summary of significant accounting policies and preliminary discussions between management teams of Yumanity and Proteostasis, the nature and amount of any adjustments to the historical financial statements of Proteostasis to conform its accounting policies to those of Yumanity are not expected to be material. Ongoing review of Proteostasis’ accounting policies may result in additional revisions to Proteostasis’ accounting policies and classifications to conform to those of Yumanity.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP. For accounting purposes, Yumanity is considered to be acquiring Proteostasis and the merger is expected to be accounted for as an asset acquisition. Yumanity is considered the accounting acquirer even though Proteostasis will be the issuer of the common stock in the merger. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. The initial screen test is not met as there is no single asset or group of similar assets for Proteostasis will represent a significant majority in this acquisition. However, in connection with the acquisition, Proteostasis does not have an organized workforce that significantly contributes to its ability to create output, and substantially all of its fair value is concentrated in cash, working capital, leases and IPR&D. As such, the acquisition is expected to be treated as an asset acquisition.

Management has not yet completed a final valuation analysis of the fair market value of Proteostasis’ assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the merger, management has preliminarily allocated such consideration to the assets acquired and liabilities assumed of Proteostasis in the merger based on a preliminary valuation analysis and purchase price allocation. This preliminary purchase price allocation was used to prepare pro forma adjustments in the unaudited pro forma combined financial statements. The final purchase price allocation will be determined when management has determined the final consideration paid in the merger and completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments and the unaudited pro forma combined financial statements. The final purchase price allocation may (1) include changes to assets and liabilities included in the pro forma combined financial information and (2) include changes to the fair value of purchase consideration in the merger, which will be impacted by changes in the share price of Proteostasis, net cash, cash equivalents and marketable securities as defined in the merger agreement and the closing date of the merge.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations and comprehensive loss, expected to have a continuing impact on the operating results of the combined organization. Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statements of operations and comprehensive loss as they reflect charges directly related to the merger which do not have an ongoing impact. However, the anticipated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accrued liabilities.

3. Estimated Purchase Price

Pursuant to the merger agreement, at the closing of the merger, Proteostasis issued to Yumanity shareholders and holders of outstanding stock options and warrants a number of shares of Proteostasis common stock, stock options, and warrants respectively, representing approximately 70.3% of the outstanding shares of Proteostasis common stock of the combined organization (on a fully diluted basis). The accompanying unaudited pro forma condensed combined financial statements reflect a purchase price of $63.3 million.

The total estimated purchase price and allocated purchase price is summarized as follows (in thousands, except share and per share amounts):

Number of shares owned by Proteostasis stockholders (i)	2,708,290
Multiplied by fair value per share of Proteostasis common stock (ii)	$22.20

Fair value of shares of combined organization to be owned by Proteostasis stockholders	$60,124
Fair value of Proteostasis stock options assumed in merger	476
Transaction costs (Note 4 B)	2,690

Total estimated purchase price	$63,290

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired as follows (in thousands):

Proteostasis historical total assets as of September 30, 2020	$54,351
Proteostasis historical total liabilities as of September 30, 2020	(17,264)

Proteostasis historical net assets as of September 30, 2020	37,087
Less: Pro forma adjustment to accrued expenses and other current liabilities for cash settled Proteostasis transaction and severance costs (Note 4 B)	(6,933)

Pro forma net assets of Proteostasis at transaction date	30,154
Pro forma adjustment to lease ROU asset (Note 4 E)	5,566
Acquired in process research and development charged to expense (iii) (Note 4 E)	27,570

Total estimated purchase price	$63,290

(i)

The estimated purchase price was determined based in part on the number of shares of Proteostasis common stock outstanding immediately prior to the merger. For purposes of this unaudited pro forma condensed combined financial information, the number of shares represents 2,609,238 shares of Proteostasis common stock outstanding, as of December 22, 2020, plus 25,719 shares issued for the settlement of severance obligations and 21,739 shares issued as compensation for investment banking fees related to the merger transaction. Additionally, 51,590 shares of restricted stock units were issued as compensation for two consultants hired by Proteostasis. The number of shares reflects the impact of the 1 for 20 Proteostasis Reverse Stock Split that was effected immediately prior to consummation of the merger.

(ii)

The estimated purchase price was based on the Proteostasis December 22, 2020 closing price as reported on the Nasdaq Global Market. The final purchase price arising from a change in the actual transaction costs, net of the fair value of the CVRs, as applicable, could result in a total purchase price different from that assumed in this unaudited pro forma condensed combined financial information. Therefore, the estimated consideration reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the accounting for the merger is completed. For purposes of determining the estimated purchase price in the unaudited condensed combined financial information, the fair value ascribed to the CVRs was not considered material. The actual purchase price is not expected to differ significantly from the current estimate.

(iii)

IPR&D represents the research and development projects of Proteostasis which were in-process, but not yet completed, of which a portion relates to the CF Assets subject to the CVRs. Per the Merger Agreement, Yumanity will attempt to sell the CF Assets. Accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired assets did not have outputs or employees. The actual purchase price allocated to IPR&D will fluctuate until the Closing, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

Contingent consideration with respect to the CVRs has not been recorded in the accompanying unaudited pro forma condensed combined financial statements. The CVRs qualify for a scope exception from derivative accounting and Yumanity will record a liability for the CVRs once payment under the CVR Agreement is determined to be both probable and estimable, which is not expected to occur until the contingencies under the CVR Agreement are resolved. Upon recognition, the amounts pursuant to the CVR Agreement will be treated as an additional element of purchase price and allocated to the appropriate assets accordingly.

4. Pro Forma Merger Adjustments

Adjustments included in the column under the heading “Pro Forma Merger Adjustments” are primarily based on information contained within the Merger Agreement. Further analysis is being performed to confirm the necessity of these estimates.

Yumanity and Proteostasis did not record any income tax benefits for the net losses incurred and tax credits earned during the year ended December 31, 2019 and the nine months ended September 30, 2020 due to the uncertainty of realizing a benefit from those items. Each company maintains a full valuation allowance on its net deferred tax assets. Accordingly, no tax-related adjustments have been reflected for the pro forma adjustments.

The pro forma adjustments relate to the following:

A.

Immediately prior to completing the Merger, Yumanity completed a series of transactions pursuant to which Yumanity Holdings LLC, the sole stockholder and holding company parent of Yumanity, merged with and into Yumanity, and Yumanity continued to exist as the surviving corporation. As part of the Yumanity Reorganization, immediately prior to the exchange with Proteostasis, Class A preferred units converted to 8,592,688 common shares, Class B preferred units converted to 3,769,304 Yumanity common shares, Class C preferred units converted to 5,404,588 common shares and Defaulting Class B preferred units converted to 167,264 common shares. Yumanity member common units and Defaulting Class B preferred units converted to Yumanity common shares and the member unit balance of $6,886 and $288, respectively, were eliminated in conjunction with the exchange of Yumanity common shares for Proteostasis common shares. Additionally, the member deficit balance of $(111,145), reflecting the $6,697 gain on extinguishment of Class B preferred units was reclassified to accumulated deficit.

B.

To record Proteostasis’ estimated transaction and severance costs of $8,035 that were not accrued as of September 30, 2020. Total estimated transaction and severance cost are approximately $12,063. Total estimated transaction costs of approximately $7,700 include legal, accounting and other professional services related fees of approximately $2,700, insurance costs of approximately $3,100 and investment banking fees of approximately $1,900, of which $500 were settled in Proteostasis common shares (see Note 3). Total estimated severance and benefits costs are $4,500. Approximately, $602 of the severance benefits were settled in shares. The Proteostasis transaction and severance costs are not reflected in the pro forma statements of operations because they do not have a continuing impact and an adjustment has been made to reverse $4,028 of transaction and severance costs incurred during the nine months ended September 30, 2020.

To record Yumanity’s estimated transaction costs of $1,523, such as legal, accounting, advisory and other transactional fees, that were not incurred as of September 30, 2020. Estimated transaction costs directly related the asset acquisition transaction of $2,690, which include $1,412 incurred prior to September 30, 2020, will be included in the estimated purchase price (see Note 3). The remaining transaction costs, which relate to Yumanity’s preparations to become a public company, will be charged to expense as incurred and are not reflected in the pro forma statements of operations because they do not have a continuing impact and an adjustment has been made to reverse $1,542 of costs incurred during the nine months ended September 30, 2020.

Adjustments to accrued expenses are as follows:

As of September 30, 2020
(in thousands)
Proteostasis’ estimated transaction and severance costs	$8,035
Less: Proteostasis estimated transaction and severance costs expected to be settled in shares	(1,102)

Proteostasis’ estimated cash settled transaction and severance costs	6,933
Yumanity’s estimated transaction costs	1,523

Adjustment to accrued expenses and other current liabilities for transaction and severance costs	$8,456

C.

To record adjustment to remove Proteostasis and Yumanity direct and incremental transaction related costs of $5,570 (refer to Note 4 B for the breakdown between Proteostasis and Yumanity) charged to general and administrative expense during the nine months ended September 30, 2020 which are considered to be non-recurring.

D.

To adjust Proteostasis’ historical financial statements to give pro forma effect to events in connection with the merger that include the elimination of Proteostasis’ historical common stock, paid-in-capital and accumulated deficit balances. Additional reclassifications between additional paid-in capital and accumulated deficit for transaction and severance costs expected to be settled in shares and other share-based compensation costs related to modification of existing equity awards that may be incurred after September 30, 2020 have not been reflected because those reclassification amounts are not yet fully determinable and the resulting balances are being eliminated as a result of the merger.

E.

To reflect the following impacts to the historical financial statements to give pro forma effect to events in connection with the merger that include: 1) impact of expensing of Proteostasis’ IPR&D on accumulated deficit; 2) to reflect allocation of acquisition cost to other assets being acquired by Yumanity, including the lease right of use asset; and 3) the capitalization of the fair value of the estimated number of common shares of the combined organization to be owned by Proteostasis Stockholders. See Note 3 for quantification of these adjustments. The IPR&D expense is not reflected in the pro forma statements of operations because it does not have a continuing impact. General and administrative expense has been adjusted in the pro forma statements of operations to reflect an adjustment to rent expense of $596 on an annual basis related to the adjustment to the lease right of use asset.

F. Adjustments to additional-paid-in-capital are as follows:

As of September 30, 2020
(in thousands)
Conversion of Yumanity preferred units to common shares (A)	$103,949
Less: Par value of common shares from conversion of Yumanity preferred units	(4)
Conversion of Yumanity Defaulting class B preferred units to common shares (A)	288
(4)
Conversion of Yumanity member units to common shares (A)	6,886
Less: Par value of common shares from conversion of Yumanity member units	(2)
Eliminate Proteostasis pre-merger additional paid-in-capital balance (D)	(400,635)
To reflect the equity component of the purchase price (E)	60,124
Less: Par value of Proteostasis remaining common stock post-merger	(3)

To reflect assumption of Proteostasis stock options post merger	476

Total	$(228,921)

G. Adjustments to accumulated deficit are as follows:

As of September 30, 2020
(in thousands)
Eliminate Proteostasis pre-merger accumulated deficit balance (D)	363,600
To reflect Yumanity’s members’ deficit as accumulated deficit (A)	(111,145)
To reflect impact of Yumanity acquisition costs not included in purchase price for the asset acquisition (B)	(245)
To record impact of expensed IPR&D of Proteostasis (E)	(27,570)

Total	$224,640

H. Adjustments to common stock par value are as follows:

As of September 30, 2020
(in thousands)
Par value of common shares from conversion of Yumanity preferred units (A)	$4
Par value of common shares from conversion of Yumanity member units (E)	2
Eliminate Proteostasis pre-merger common stock balance (D)	(52)
To reflect Proteostasis ownership in the combined organization (E)	3

Total	$(43)

I. To reflect the conversion of Yumanity from an LLC to a C-Corporation, calculate the number of Proteostasis shares to be issued to Yumanity common stockholders and to calculate pro forma weighted average shares:

	Liability Company Units	Yumanity Common Shares Following Conversion
Preferred units (A)	16,959,370	17,766,580
Defaulting Class B preferred units (A)	836,319	167,264
Common units (A)	10,255,594	10,639,608

Yumanity common shares outstanding to be exchanged		28,573,452
Exchange Ratio (A)		0.2108

Proteostasis shares to be issued to Yumanity common stockholders		6,024,433

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Historical Proteostasis weighted average shares of common stock outstanding (as adjusted for 1:20 Reverse Stock Split)	2,607,868	2,556,977
Proteostasis shares issued to Yumanity common stockholders to complete the Merger	6,024,433	6,024,433

Total weighted-average shares outstanding following the Merger	8,632,301	8,581,410
Private placement of Proteostasis shares issued immediately prior to the Merger	1,460,861	1,460,861

Total weighted-average shares outstanding following the Merger and the Private Placement	10,093,162	10,042,271

Adjustment to net loss for earnings per share as follows:

	As of September 30, 2020
	(in thousands, except per share amounts)
	Yumanity Holdings, LLC	Pro Forma Combined	Pro Forma Combined Plus Private Placement
Net loss	$(20,822)	$(42,639)	$(42,639)
Gain on extinguishment of Class B preferred units (Note 4 A)	6,697	6,697	6,667

Net loss available to common shareholders	$(14,125)	$(35,942)	$(35,942)

Net loss per share, basic and diluted	$(1.38)	$(4.16)	$(3.56)

5 Pro Forma Private Placement Adjustments

On December 14, 2020, the Company entered into the Subscription Agreement, pursuant to which it agreed to sell and issue approximately $33.6 million shares of Company Common Stock in the Private Placement, as previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on December 15, 2020. The closing of the Private Placement was completed on December 22, 2020. In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers which provides the Purchasers with certain registration rights that require the Company to file a Registration Statement on Form S-3 with the SEC within 60 days after the closing of the Private Placement for the purposes of registering the resale of the Shares.

At the closing, the Company sold and issued to the Purchasers 1,460,861 shares of Company Common Stock at a purchase price of $23.00 per share, for an aggregate purchase price of approximately $33.6 million. The pro forma financial statements reflect the following adjustment with respect to the private placement:

A.

Private placement proceeds received of $31,694, net of directly related investment banking and legal fees of $1,717 and $189, respectively. Of this amount, $1,000 has been allocated to common stock par value with the remainder recorded as additional paid in capital.